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                                                                   Exhibit 23.5

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Citadel Communications Corporation

We consent to incorporation by reference in the registration statement on Form S-8 of Citadel Communications Corporation of our report dated March 10, 2000, relating to the combined balance sheets of Dick Broadcasting Company, Inc. of Tennessee and subsidiaries, Dick Broadcasting Company, Inc. of Nashville and Dick Radio Alabama, Inc. as of December 31, 1999 and the related combined statements of income, stockholders' equity and cash flows for the year then ended, which report appears in the Form 8-K of Citadel Communications Corporation dated October 2, 2000, and to all references to our firm included in the referenced registration statement.

/s/ Hines & Company, P.C.

Knoxville, Tennessee
November 30, 2000